EXHIBIT 2.3

                           STOCK PURCHASE AGREEMENT

                                     AMONG

                          U S LIQUIDS NORTHEAST, INC.

                                      AND

                               U S LIQUIDS INC.

                                      AND

                              EARTH BLENDS, INC.

                                      AND

      C. WESLEY GREGORY III, C. WESLEY GREGORY, JR. AND DONALD E. GORDON
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                               TABLE OF CONTENTS

SECTION                                                                   PAGE

      .....................................................................  1

1.    DELIVERY OF SHARES; ENDORSEMENT OF COMPANY STOCK.....................  1
      1.1  Delivery of Shares..............................................  1
      1.2  Endorsement of Company Stock....................................  1

2.    PURCHASE PRICE.......................................................  2
      2.1  Purchase Price..................................................  2
      2.2  Agreed Value of Parent Stock....................................  2

3.    INTENTIONALLY OMITTED................................................  2

4.    CLOSING..............................................................  2

5.    REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND COMPANY...........  2
      5.1  Organization; Authority.........................................  3
      5.2  Stock Ownership; Absence of Adverse Claims......................  3
      5.3  Capitalization..................................................  3
      5.4  Predecessor Entities; Trade Names...............................  3
      5.5  No Subsidiaries.................................................  4
      5.6  Financial Statements............................................  4
      5.7  Non-Balance Sheet Liabilities...................................  4
      5.8  Accounts Receivable.............................................  4
      5.9  Proprietary Rights; Environmental Documents.....................  4
      5.10  Real Property; Reporting.......................................  5
      5.11  Personal Property; New Projects................................  5
      5.12  Contracts......................................................  6
      5.13  Insurance Policies.............................................  7
      5.14  Directors, Officers and Employees; Compensation................  7
      5.15  Employee Plans.................................................  7
      5.16  Compliance with ERISA..........................................  7
      5.17  Compliance with Law; No Conflicts..............................  8
      5.18  Taxes..........................................................  9
      5.19  Litigation.....................................................  9
      5.20  Absence of Price Renegotiation Contracts....................... 10
      5.21  Conduct of Business Since Balance Sheet Date................... 10
      5.22  Bank Accounts; Depositories.................................... 10
      5.23  Hazardous Materials............................................ 11
      5.24  Storage Tanks.................................................. 11
      5.25  Absence of Certain Business Practices.......................... 11
      5.26  Complete Disclosure............................................ 12
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6.    REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT................... 12
      6.1  Corporate Organization.......................................... 12
      6.2  Corporate Authority............................................. 12
      6.3  No Conflicts.................................................... 12
      6.4  Binding Agreement............................................... 13
      6.5  Public Filings.................................................. 13
      6.6  Parent Stock.................................................... 13

7.    COVENANTS............................................................ 13
      7.1  Access to Records............................................... 13
      7.2  Company Activities Prior to Closing............................. 13
      7.3  Prohibited Activities Prior to Closing.......................... 14
      7.4  Contact with Government Officials............................... 15

8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND STOCKHOLDERS...... 15
      8.1  Representations and Warranties.................................. 15
      8.2  Consents........................................................ 16
      8.3  No Adverse Proceeding........................................... 16
      8.4  Noncompetition Agreements....................................... 16

9.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT.............. 16
      9.1  Representations and Warranties.................................. 16
      9.2  Covenants....................................................... 16
      9.3  No Adverse Proceeding........................................... 16
      9.4  General Release................................................. 17
      9.5  Consents........................................................ 17
      9.6  Resignations.................................................... 17
      9.7  Good Standing Certificates...................................... 17
      9.8  Updated Agreements.............................................. 17
      9.9  Noncompetition Agreements....................................... 17
      9.10  Delivery of Company Stock...................................... 17
      9.11  Environmental Review........................................... 17
      9.12  Transferability of Permits..................................... 17
      9.13  General........................................................ 18

10.   POST CLOSING COVENANTS............................................... 18
      10.1  Taxes.......................................................... 18
      10.2  Closing Date Actions........................................... 18
      10.3  Further Assurance.............................................. 18
      10.4  Transition..................................................... 19
      10.5  Release of Personal Guaranties................................. 19
      10.6  Financial Assurance............................................ 19
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      10.7  Securities Indemnity........................................... 19
      10.8  Rule 144 Reporting............................................. 20
      10.9  No Section 338 Election........................................ 20
      10.10  .............................................................. 21

11.   FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON STOCK......... 21
      11.1  Registered Stock............................................... 21
      11.2  Contractual Restriction........................................ 21
      11.3  Contractual Restriction Legend................................. 21
      11.4  General Legend................................................. 21
      11.5  Compliance with Law............................................ 21


12.   INDEMNIFICATION...................................................... 22
      12.1  Indemnification by Stockholders and Company.................... 22
      12.2  Indemnification by Buyer....................................... 22
      12.3  Calculation of Damages......................................... 22
      12.4  Time Limitations............................................... 22
      12.5  Limitations on Amount of Stockholders' Liability............... 23
      12.6  Procedure for Indemnification with Respect to Third Party
            Claims......................................................... 23
      12.7  Exclusive Remedy............................................... 24
      12.8  Delivery of Contractually Restricted Stock to Satisfy
            Obligations of Stockholders.................................... 24

13.   TERMINATION OF AGREEMENT............................................. 24
      13.1  Termination by Buyer........................................... 24
      13.2  Termination by Stockholders.................................... 24

14.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION............................ 25
      14.1  Nondisclosure by Stockholders.................................. 25
      14.2  Nondisclosure by Parent........................................ 25

15.   GENERAL.............................................................. 25
      15.1  Assignment; Binding Effect; Amendment.......................... 25
      15.2  Entire Agreement............................................... 26
      15.3  Counterparts................................................... 26
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      15.4  No Brokers..................................................... 26
      15.5  Expenses of Transaction........................................ 26
      15.6  Notices........................................................ 26
      15.7  Governing Law.................................................. 28
      15.8  Appointment of Agent........................................... 28
      15.9  No Waiver...................................................... 28
      15.10  Time of the Essence........................................... 28
      15.11  Captions...................................................... 28
      15.12  Severability.................................................. 28
      15.13  Construction.................................................. 28
      15.14  Standstill Agreement.......................................... 29
      15.15  Contemporaneous Transaction Regarding Earth Blends, Inc....... 29
      15.16  Schedules..................................................... 29
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                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (this "Agreement") is executed and delivered as of April ___, 1998, among U S LIQUIDS NORTHEAST, INC., a Delaware corporation ("Buyer"); U S LIQUIDS INC., a Delaware corporation ("Parent"); EARTH BLENDS, INC., a New York corporation ("Company"); and C. WESLEY GREGORY III, C. WESLEY GREGORY, JR., and DONALD E. GORDON, the sole stockholders of Company ("Stockholders");

                                   WITNESSETH:

            WHEREAS, Company distribute N-Viro soil made by Waste Stream Environmental, Inc. ("WSE") in the northeastern United States (the "Business");

            WHEREAS, Stockholders own all of the issued and outstanding shares of the capital stock of Company;

            WHEREAS, Buyer is a wholly owned subsidiary of Parent;

            WHEREAS, Buyer desires to acquire all of the issued and outstanding shares of the capital stock of Company from Stockholders and Stockholders desire to sell such interests to Buyer as set forth herein;

            NOW, THEREFORE, in consideration of Ten Dollars ($10) in hand paid, the premises and of the mutual agreements, representations, warranties and obligations herein contained, the parties hereby agree as follows:

10 DELIVERY OF SHARES; ENDORSEMENT OF COMPANY STOCK.

      1.1 DELIVERY OF SHARES. Upon the terms and subject to the conditions set forth in this Agreement, Stockholders shall, at the Closing (hereinafter defined), sell, assign, transfer and deliver to Buyer certificates representing the number of shares set forth opposite each Stockholder's name on Annex I attached hereto and made a part hereof (the "Company Stock"), which certificates represent all of the issued and outstanding capital stock of Company. Stockholders shall transfer the Company Stock to Buyer free and clear of all liens, security interests, encumbrances, adverse claims, pledges, charges, voting trusts, equities and other restrictions on transfer of any nature whatsoever, except for restrictions on transfer imposed by federal and state securities laws (collectively, "Adverse Claims").

      1.2 ENDORSEMENT OF COMPANY STOCK. Stockholders shall deliver at Closing the certificates
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representing the Company Stock, duly endorsed in blank by Stockholders or accompanied by stock powers duly endorsed in blank and with all necessary transfer tax and other revenue stamps, acquired at Stockholders' expense, affixed and cancelled. Stockholders, at their sole expense, agree to cure (both before and after Closing) any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Stock or with respect to the stock powers accompanying the Company Stock.

20 PURCHASE PRICE.

      2.1 PURCHASE PRICE. In consideration of the sale to Buyer in accordance with this Agreement of certificates representing the Company Stock, Parent and Buyer shall be jointly and severally obligated to pay to Stockholders:

            (a) the sum of $100,000 at Closing in immediately available funds;
      and

            (b) that total number of shares of common stock of the Parent, $.01 par value per share, (the "Parent Stock") which shall have an aggregate Agreed Value of $0.00 of which $0.00 will be contractually restricted for a period of one year and $0.00 will be contractually restricted for a period of two years. The shares of Parent Stock to be issued and distributed pursuant to this Section shall be determined pursuant to
      Section 2.2. The consideration set forth in this Article 2 shall be allocated among the Stockholders in accordance with Annex I attached hereto and made a part hereof.

      2.2 AGREED VALUE OF PARENT STOCK. For purposes of this Agreement, the "Agreed Value" per share of Parent Stock shall be the average of the closing prices of a share of the common stock of Parent, $.01 par value per share, on the American Stock Exchange as reported in THE WALL STREET JOURNAL for the five trading days immediately preceding the six trading days immediately prior to the Closing Date.

30 INTENTIONALLY OMITTED.

40 CLOSING. Unless the parties agree otherwise, the closing of the within contemplated transaction (the "Closing") shall take place on the date that is within five business days after the completion, satisfaction or waiver of each of the conditions to Closing set forth in Articles 8 and 9. The Closing shall take place at a location mutually agreeable to Buyer and Stockholders. The date on which the Closing occurs shall be referred to as the "Closing Date."

50 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND COMPANY. Company as to the time period before Closing only, and each Stockholder, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 5 except as
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set forth in the schedules to the subsections of this Section 5 delivered by
Stockholders to Buyer on the date hereof (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"): (i) are correct as of the date of this Agreement; (ii) will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 5); and (iii) shall survive the Closing.

      Wherever a representation or warranty herein is qualified as having been made "to the best of Stockholders' knowledge", such phrase shall mean the knowledge of any Stockholder, after reasonable inquiry.

      5.1  ORGANIZATION; AUTHORITY.
            (i) Company is a New York corporation duly organized, validly existing and in good standing under the laws of the State of New York and is now duly authorized, qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on the Business. Copies of the Company's Certificate of Incorporation (certified by the Secretary of State of New York) and Bylaws (certified by the Secretary of Company), each as amended, are attached hereto as Schedule 5.1(i).

            (ii) Company has full legal right, power and authority (corporate and otherwise) to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All corporate action of Company necessary to approve the sale of the Company Stock has been taken, including director and shareholder approvals, if necessary.

            (iii) Each Stockholder is competent and under no legal restraint or duress and has the full legal right and capacity to enter into and perform his obligations under this Agreement.

      5.2 STOCK OWNERSHIP; ABSENCE OF ADVERSE CLAIMS. All of the issued and outstanding shares of Company Stock are owned of record and beneficially by Stockholders as set forth on Annex I and are free and clear of Adverse Claims, except for restrictions on transfer imposed by federal and state securities laws. This Agreement is the valid and binding obligation of Company and Stockholders, enforceable against each of them in accordance with its terms.

      5.3 CAPITALIZATION. The authorized capital stock of Company consists solely of 2,000,000 shares of voting common stock, $0.01 par value, of which 40 shares are issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable (subject to the provisions of Section 630 of the New York

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Business Corporation Law), were offered, issued, sold and delivered by Company in compliance with all state and federal laws concerning the issuance of securities and none of such shares were issued in violation of the preemptive rights of any past or present stockholder. The stock transfer records provided by Stockholders and Company to Buyer correctly set forth all issuances, acquisitions and retirements of Company Stock since the inception of Company. No subscriptions, options, warrants, puts, calls, conversion rights or other commitments of any kind exist which obligate Company to issue any of its authorized but unissued capital stock or otherwise relate to the sale or transfer by Company of any securities of Company (whether debt or equity).

      5.4 PREDECESSOR ENTITIES; TRADE NAMES. Company is not directly or indirectly participating in any manner in any joint venture, partnership or other noncorporate entity. Except as set forth on Schedule 5.4, Company was formed principally to operate the Business and has never conducted any other significant unrelated business or activity. Set forth on Schedule 5.4 is a list of the names of all predecessors of Company, all prior corporate names of Company, and all trade names and "doing business as" names of Company, including the names of all entities substantially all of the assets of which were previously acquired by Company.

      5.5 NO SUBSIDIARIES. Except as set forth on Schedule 5.5, Company has never owned or controlled and does not now own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any partnership, corporation, association or other business entity other than those of Company.

      5.6 FINANCIAL STATEMENTS. Attached as Schedule 5.6 are copies of the following financial statements of Company (together, the "Financial Statements"):

            (a) Company's balance sheet as of December 31, 1997, and a statement of income and accumulated deficit for the year then ended (the "Balance Sheet Date");

            (b) Company's balance sheet as of March 31, 1998, and a statement of income and retained earnings for the quarter then ended.

      Except as set forth on Schedule 5.6, each of the Financial Statements has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Each of the balance sheets presents fairly the financial condition of Company as of the date indicated thereon and each of such statements of income presents fairly on an accrual basis the results of the operations of Company for the period indicated thereon. Except as noted thereon, the Financial Statements are consistent in all material respects with the books and records of Company.

      5.7 NON-BALANCE SHEET LIABILITIES. Attached hereto as Schedule 5.7 is a complete and

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accurate list as of the date hereof of all liabilities and obligations of
Company, excluding obligations arising under this Agreement, which are not individually reflected in the Financial Statements dated the Balance Sheet Date that are of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP or described in the notes thereto, except for liabilities incurred in the ordinary course of business since the date of the Balance Sheet.

      5.8 ACCOUNTS RECEIVABLE. Attached as Schedule 5.8 is a complete and accurate list of all accounts and notes receivable of Company as of March 31, 1998, including receivables from and advances to employees and Stockholders and also including all such accounts and notes receivable which are not reflected in the Financial Statements, if any. Also attached as Schedule 5.8 is an aging of all accounts receivable showing amounts due in 30 day aging categories.

      5.9 PROPRIETARY RIGHTS; ENVIRONMENTAL DOCUMENTS.

            (i) Attached as Schedule 5.9(i) is a complete and accurate list and summary description as of the date noted thereon of all governmental permits, titles, fuel permits, licenses, franchises, owned or held by Company which are material to the operation of the principal business of the Company, all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule 5.9(i), such permits, titles, licenses, and franchises, are adequate for the operation of the Business as presently constituted.

           (ii) The Company has, as of the date of this Agreement, made available to Buyer for its inspection all presently held records, correspondence, reports, notifications, permits, pending permit applications, licenses and pending license applications, environmental impact studies, assessments and audits and all written notifications from governmental agencies and any other person or entity to Company of which the Stockholders have knowledge relating to: (a) each actual and threatened violation of Applicable Laws (hereinafter defined) by Company and all, if any, claims thereof; and (b) the present or past environmental compliance by Company (collectively, the "Environmental Documents").

          (iii) The Company owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, blue prints, and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") that are material to the conduct of the business of the Company. No claims are pending or, to the best of Stockholders' knowledge, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the best of Stockholders' knowledge, no person

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      is infringing the rights of the Company with the respect to any
      Intellectual Property Right.

      5.10 REAL PROPERTY; REPORTING.

            (i) Company does not own, lease or otherwise occupy, or have an interest in, or operate any real property.

            (ii) To the best of Stockholders' knowledge, Company has provided to the government agencies requiring the same, all material reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to said government agencies.

            5.11  PERSONAL PROPERTY; NEW PROJECTS.

            (i) Attached as Schedule 5.11(i) is a complete and accurate list as of the date noted thereon of all capital assets owned by Company and a list of all lessors under leases providing for the payment of $5,000 or more annually with respect to personal property of Company used in the operation of the Business and including an indication as to which assets were formerly owned by business or personal affiliates of Company. All of the vehicles, machinery and other equipment of Company that are material to the operation of the Business are in good working order and repair in all material respects, normal wear and tear excepted;

            (ii) Company has good title to, or a valid leasehold interest in, the properties and assets used by it shown on its balance sheet dated the Balance Sheet Date or acquired after the date thereof (except for personal property sold since the Balance Sheet Date in the ordinary course of business), including, without limitation, the items of personal property listed on Schedules 5.11(i), free and clear of all security interests, liens or other Adverse Claims, except for the Debt, liens for current taxes not yet due, and minor encumbrances, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company;

            (iii) all leases referred to on Schedule 5.11(i) are in full force and effect and constitute valid and binding agreements of the parties thereto (and their successors) in accordance with their respective terms. No default by Company, or, to the best of Stockholders' knowledge, any other party to any of such leases, exists or would exist except for the passage of time or delivery of a notice or both;

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            (iv) all fixed assets used by Company that are material to the operation of the Business are either owned by Company or leased by Company under an agreement indicated on Schedule 5.11(i). Company's combined fixed assets (together with the real property assets) constitute all of the real and personal property reasonably necessary for and material to the operation of the Business both by Company and by Buyer immediately following the Closing.

      5.12 CONTRACTS. Attached as Schedule 5.12 is a complete and accurate list as of the date hereof of all of the following types of contracts, commitments and other agreements to which Company is a party or by which Company or its properties are bound: joint venture or partnership agreements, contracts or collective bargaining arrangements with any labor organizations, loan agreements, powers of attorney not otherwise related to a contractual relationship (each of which shall be cancelled at the Closing), indemnity or guaranty agreements not otherwise related to a contractual relationship, mortgages, options to purchase land, agreements for the employment of any individual, written agreements under which Company has advanced or loaned any amount to one another or to Stockholders or any employee, officer or director of Company, any guaranties by Company of the indebtedness of another, any agreement concerning noncompetition and any other agreement not entered into in the ordinary course of business under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations or prospects of Company. None of the agreements listed on
Schedule 5.12 have been modified, altered, terminated or otherwise amended in any material respect and there have been no material waivers, oral agreements, representations or other statements with relation to any such agreements except as described in Schedule 5.12. Except as noted in Schedule 5.12, Company has complied in all material respects with all obligations pertaining to it contained in such contracts, commitments and other agreements, is not in material default thereunder and no notice of default has been received nor will the consummation of the transactions contemplated by this Agreement result in such a default. To the best of Stockholders' knowledge, there is no default by any other party to any contract, commitment or other agreement attached as
Schedule 5.12.

      5.13 INSURANCE POLICIES. Attached as Schedule 5.13 are complete and accurate copies (except as noted thereon) as of the date hereof of all insurance policies carried by Company. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date.

      5.14 DIRECTORS, OFFICERS AND EMPLOYEES; COMPENSATION. Attached as Schedule
5.14 is a complete and accurate list of all officers, directors and employees of Company and the rate of compensation (excluding bonus compensation) of each as of the date hereof. Except as set forth on Schedule 5.12 or Schedule 5.14, each employee of Company is an employee at will and there are no collective bargaining agreements affecting any employee of Company. There is no pending or, to the best of Stockholders' knowledge, threatened labor dispute involving Company and any group of

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its employees nor has Company experienced any labor interruptions over the past three years.

      5.15 EMPLOYEE PLANS. Except as set forth on Schedule 5.12 or Schedule 5.15, Company has no group health plans, employee benefit plans, employee welfare benefit plans, employee pension benefit plans, multi-employer plans or multiple-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, "Plans") which are currently maintained and/or sponsored by Company, or to which Company currently contributes, or has an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements).

      5.16 COMPLIANCE WITH ERISA. Neither Company, any Controlled Group Member (as defined in Internal Revenue Code (the "Code") Section 414(n)(6)(B)), nor any business, subsidiary, division or operation acquired by Company or a Controlled Group Member in the last five years, ever have maintained or sponsored, or contributed to, an employee pension benefit plan (as defined in ERISA Section 3(2)) which is subject to the provisions of Title IV of ERISA. Except for the Plans, Company does not maintain or sponsor, nor is a contributing employer to, a pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan, employee welfare benefit plan, or any other arrangement with its employees. Further, except as reflected in the documents listed on Schedule 5.12 or Schedule 5.15:

            (i) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

            (ii) with respect to Plans which qualify as "group health plans" under Section 4980B of the Internal Revenue Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), Company has complied (and on the Closing Date will have complied), in all material respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and Company has no (and will not incur any) direct or indirect liability and Company is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by Company any time prior to the Closing Date to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against Company with respect to such group health plans;

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            (iii) Company has no (and as a result of this transaction will not incur any) retiree health care obligations to its employees;

            (iv) Company has no (and as a result of this transaction will not incur any) severance pay obligation to its employees and no severance pay will be due to any employee of Company as a result of the transaction contemplated herein; and

            (v) with respect to any Plan which qualifies as a group health plan, such plan is fully insured and all premiums have been paid on a timely basis or, to the extent such plan is not fully insured, all self insured obligations have been met as of the Closing Date and are fully reflected in the plan's financial statements. To the extent that any of Company's group health plans are retrospectively rated, there are no liabilities capable of assertion against Company in respect of claims already incurred.

      5.17  COMPLIANCE WITH LAW; NO CONFLICTS.

            (i) To the best of Stockholders' knowledge and except as set forth on Schedule 5.17, Company has in the past complied with, and is now in compliance with, all federal, state and local statutes, laws, rules, regulations, orders, licenses, permits (including, without limitation, zoning restrictions and land use requirements) and all administrative and judicial judgments, rulings, decisions and orders of any body having jurisdiction over Company or the Business (the "Applicable Laws"), except for possible noncompliance that is not likely, individually or in the aggregate, to have a material adverse effect on the Company or the Business. Neither Company nor any of the Stockholders have received any written notice that Company is under investigation or other form of review for imposition of sanctions with respect to any Applicable Law; and

            (ii) the execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

                  (a) conflict with, or result in a breach or violation of the
            Certificate of Incorporation or Bylaws of Company;

                  (b) except as set forth on Schedule 5.12, conflict with, or result in a breach under any document, agreement or other instrument listed on Schedule 5.12, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Company or any of the Stockholders pursuant to: (A) any law or

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            regulation to which Company, or any of the Stockholders, or any of their respective properties are subject, or (B) any judgment, order or decree to which Company or any of the Stockholders is bound or any of their respective properties are subject;

                  (c) provided the Company takes all actions required by
            Applicable Law following the Closing Date, result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Company; or

                  (d) require the consent of, or the filing with any
            governmental authority or agency or any other third party prior to the Closing Date in order to remain in full force and effect.

      5.18 TAXES. Company has filed, or will file, in a timely manner all federal, state, material local and other material tax returns due before the Closing Date. Except as set forth on Schedule 5.18, there are no agreements to extend the statutory period for the assessment of any taxes, examinations in progress or claims against Company for federal, state, local and other taxes (including penalties and interest) for any period or periods prior to and including the date hereof and none shall exist as of the Closing Date. Except as set forth on Schedule 5.18, no notice of any claim for taxes, whether pending or threatened, has been received. The amounts shown as accruals for taxes on the Financial Statements as of the respective dates thereof are sufficient in accordance with GAAP as of such respective dates for the payment of all taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before such date. Copies of: (i) all tax examinations; (ii) extensions of statutory limitations; and (iii) the federal, state, local and other income tax returns and franchise tax returns of Company for its two fiscal years ended December 31, 1996, are attached hereto as Schedule 5.18. Company made a valid election under Subchapter S of the Code. Company has a taxable year ended December 31. Company currently utilizes the accrual method of accounting for income tax purposes.

      5.19 LITIGATION. Except as set forth on Schedule 5.19, there is no claim, litigation, action, suit or proceeding, investigation, formal arbitration, informal arbitration or mediation, administrative, judicial or other review, pending and of which the Company or any Stockholder has received notice or, to the best of Stockholders' knowledge, threatened against Company or any of the Stockholders at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority that if resolved adversely to the Company would have a material adverse affect on the Business or the Company; no notice of any of the above has been received by Company or any of the Stockholders. Also listed on Schedule 5.19 are all instances where Company is the plaintiff, or complaining or moving party, under any of the above types of proceedings or otherwise.

      5.20 ABSENCE OF PRICE RENEGOTIATION CONTRACTS. Company is not currently a party to any governmental contracts subject to unilateral retroactive price redetermination or renegotiation rights of the government entity.

      5.21 CONDUCT OF BUSINESS SINCE BALANCE SHEET DATE. Since the Balance Sheet Date, there has not been any:

            (i) material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income and business or prospects of Company;

            (ii) damage, destruction or loss (whether or not covered by insurance) which, singly or in the aggregate, materially and adversely affects the properties (whether owned or leased) or business of Company;

            (iii) any material increase from prior years in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Company to any of its officers, directors, employees, consultants or agents above the amounts shown on Schedule 5.14;

            (iv) sale or transfer of, or any agreement to sell or transfer, any material assets, property or rights of Company to any person not in the ordinary course of the business of Company, including, without limitation, all agreements with Stockholders or with affiliates of Company other than WSE;

            (v) purchase or acquisition by any third party of, or any agreement, plan or other arrangement by any third party to purchase or acquire, any property, rights or assets of Company other than in the ordinary course of business;

            (vi) waiver of any material rights or claims of Company;

            (vii) amendment to the Certificate of Incorporation or Bylaws of Company;

            (viii) any other material transaction outside the ordinary course of business of Company; or

            (ix) any action by Company, Stockholders, or any employee, officer or agent of Company or Stockholders committing to do any of the foregoing.

      5.22 BANK ACCOUNTS; DEPOSITORIES. Attached as Schedule 5.22 is a complete and accurate list as of the date of this Agreement, of:

            (i) the name of each financial institution in which Company has any account or safe deposit box;

            (ii) the names in which each account or box is held;

            (iii) the type of each account; and

            (iv) the name of each person authorized to draw on or have access to each account or box.

      5.23 HAZARDOUS MATERIALS. Except as set forth on Schedule 5.23, or in the ordinary course of business of the Company in compliance in all material respects with Applicable Law, Company has never owned, leased, had an interest in, generated, transported, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"); the Clean Water Act; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar state statute affecting the Business; any other Applicable Law; or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been amended (collectively, "Hazardous Materials"). No liens with respect to environmental liability have been imposed against Company under CERCLA, any comparable state statute affecting the Business or other Applicable Law, and, to the best of Stockholders' knowledge, no facts or circumstances exist which would give rise to the same. Neither Company nor any Stockholder is listed as a potentially responsible party under CERCLA, any comparable state statute or other Applicable Law, and neither Company nor any Stockholder has received a written notice of such a listing.

      Set forth on Schedule 5.23 is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Company, none of which sites is listed on the CERCLIS list or the National Priorities List of hazardous waste sites or any comparable state list.

      There have been no material spills, leaks, deposits or other releases into the environment by Company of any Hazardous Materials and, to the best of Stockholders' knowledge, Company has no material direct or contingent liability or obligation for or in connection with any claimed release, discharge or leak of any substance into the environment.

      5.24 STORAGE TANKS. Except as set forth on Schedule 5.24, the Company has not placed any underground or above-ground storage tanks or transformers containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Applicable Laws. All above and below ground tanks currently in use are being used and maintained in accordance with all Applicable Laws in all material respects.

      5.25 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Company nor Stockholders have ever made, offered or agreed to offer anything of value to any employees of any customers of Company for the purpose of attracting business to Company or any foreign or domestic governmental official, political party or candidate for government office or any of their respective employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

      5.26 COMPLETE DISCLOSURE. This Agreement and the schedules hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Stockholders, or, prior to Closing, Company, becomes aware of any fact or circumstance which would change a representation or warranty of Company or Stockholders in this Agreement the party with such knowledge shall promptly give written notice of such fact or circumstance to Buyer.

60 REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT. Buyer and Parent represent and warrant that the statements contained in this Section 6: (i) are correct as of the date of this Agreement; (ii) will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6); and (iii) shall survive the Closing.

      6.1 CORPORATE ORGANIZATION. Buyer is duly incorporated, validly existing and in good standing under the laws of the State of New York. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer and Parent are each duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on their businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on such businesses.

      6.2 CORPORATE AUTHORITY. The officers of Buyer and Parent executing this Agreement have the corporate authority to enter into and bind Buyer and Parent to the terms of this Agreement and Buyer and Parent have taken all necessary corporate action to authorize the execution, delivery and, subject to receipt of required regulatory approvals, performance of this Agreement. All corporate action by Buyer and Parent necessary to approve the transaction, including both director and shareholder approvals (if required), has been taken.

      6.3 NO CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

            (i) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Buyer or Parent;

            (ii) conflict with, or result in a material breach under any document, agreement or other instrument to which Buyer or Parent is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer or Parent pursuant to: (A) any law or regulation to which Buyer or Parent, or their respective property is subject, or (B) any judgment, order or decree to which Buyer or Parent is bound or their respective property is subject; or

            (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer or Parent.

      6.4 BINDING AGREEMENT. This Agreement is the binding and valid obligation of Buyer or Parent, enforceable against them in accordance with its terms.

      6.5 PUBLIC FILINGS. Parent has timely filed with the Securities and Exchange Commission (the "SEC") all forms, reports and other documents required to be filed by Parent pursuant to the Act. As of their respective dates, no such form, report or other document contained, as of the date of its filing, a material misstatement of fact or omitted to disclose any material fact necessary to cause the information disclosed therein not to be misleading. Since the date of the information provided in the most recent filing, there has been no material adverse change in the assets, liabilities, results of operations, financial condition or business of Parent, taken as a whole.

      6.6 PARENT STOCK. The Parent Stock to be delivered to Stockholders in connection with this Agreement, when delivered in accordance with the terms of this Agreement, will constitute valid and legally issued shares, fully paid and nonassessable and will be registered and free from any restriction on transfer other than restrictions imposed by the Act or the regulations promulgated thereunder and the contractual restrictions set forth in this Agreement.

70 COVENANTS.

      7.1 ACCESS TO RECORDS. Between the date of this Agreement and the Closing Date, Stockholders will cause Company to afford to or obtain for the officers and authorized representatives of Buyer access to all sites, books and records, including, without limitation, the

Environmental Documents, at all reasonable times and upon reasonable notice and will furnish Buyer with such additional financial and operating data and other information as to the business and properties, both current and former, of Company as Buyer may from time to time reasonably request. Stockholders will cooperate, and will cause Company to cooperate, with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Article 14 hereof.

      7.2 COMPANY ACTIVITIES PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date, Stockholders will cause Company:

            (i) to carry on its business in substantially the same manner as it has heretofore and not to introduce any material new method of management, operation or accounting;

            (ii) to maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

            (iii) to perform its obligations under agreements relating to or affecting its assets, properties or rights, including payment of debts as they become due;

            (iv) to keep in full force and effect present insurance policies or other comparable insurance coverage with reputable insurers;

            (v) to use reasonable efforts to maintain and preserve its business organization intact, retain employees and maintain relationships with suppliers, customers, consultants, independent contractors and others having business relations with Company;

            (vi) to maintain compliance with all Applicable Laws;

            (vii) to maintain and perform present debt and lease instruments in accordance with their terms and not enter into new or amended debt or lease instruments, without the prior written consent of Buyer;

            (viii) to pay and provide salaries and commissions for all officers, directors, employees and agents at levels no higher than those in effect at the Balance Sheet Date;

            (ix) to provide the interim financial statements required by Section 5.6; and

            (x) to provide all reasonable assistance to Buyer to provide for an orderly transfer of operating control of Company to Buyer.

      7.3 PROHIBITED ACTIVITIES PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date, and except as otherwise permitted by this Agreement, Stockholders will cause Company not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

            (i) to amend the Articles of Incorporation or Bylaws of Company;

            (ii) to change the authorized capital of Company or the equity ownership of Company or grant any options, warrants, puts, calls, conversion rights or commitments relating to the equity interests of Company;

            (iii) to declare or pay any dividend of Company or directly or indirectly purchase, redeem or otherwise acquire or retire for value or issue any shares of stock of Company;

            (iv) to enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures in excess of an aggregate of $5,000;

            (v) to increase the compensation payable or to become payable to any officer, director, stockholder, employee, consultant or agent, or make any bonus or management fee payment to any such person;

            (vi) to create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

            (vii) to sell, assign, lease or otherwise transfer or dispose of any property or equipment;

            (viii) to negotiate to acquire any business or begin any new business or project;

            (ix) to merge or consolidate or agree to merge or consolidate with or into any other corporation;

            (x) to waive any of its rights or claims;

            (xi) to breach or permit a breach of, amend or terminate, any material agreement, or any permit, license or other agreement or right to which Company is a party;

            (xii) to enter into any other transaction outside the ordinary course of its business or otherwise prohibited hereunder;

            (xiii) to make any oral or written public announcement concerning this transaction except as may be required by law, all of which announcements, if any, shall be forwarded to Buyer for review and comment at least seven days prior to dissemination; or

            (xiv) to allow any other action or omission, or series of actions or omissions, by Company or Stockholders that would cause a representation and warranty of Company and Stockholders made in Section 5.21 of this Agreement to be untrue on the Closing Date.

      7.4 CONTACT WITH GOVERNMENT OFFICIALS. Company and Stockholders shall each use their reasonable best efforts (provided that neither Company nor Stockholders will be required to expend any funds in connection with such efforts) to cooperate with Buyer in making contact with the appropriate governmental agencies and officials having information about or jurisdiction over Company or the Stockholders, including, without limitation, environmental and land use agencies and officials in order to assist Buyer in completing its regulatory evaluation of Company.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND STOCKHOLDERS. The obligations of Stockholders and Company hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions.

      8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Parent contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer or Parent on or before the Closing Date shall have been duly complied with and performed.

      8.2 CONSENTS. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Buyer shall have been obtained and made.

      8.3 NO ADVERSE PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or, to the best of Stockholders's knowledge, threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

      8.4 NONCOMPETITION AGREEMENTS. Buyer shall have executed and delivered at the Closing separate Noncompetition Agreements with each Stockholder (the "Noncompetition Agreements"), in form and substance satisfactory to Buyer and Stockholders.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT. The obligations of Buyer and Parent hereunder are subject to the completion, satisfaction or, at their option, waiver, on or prior to the Closing Date, of the following conditions.

      9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Stockholders and Company contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Buyer shall have received a certificate from Stockholders to that effect, or setting forth any discrepancies in such representations and warranties which have arisen since the date of this Agreement. The foregoing notwithstanding, Company and Stockholders agree that no limitation of any representation or warranty concerning the knowledge of Company or Stockholders or any qualification of such representations and warranties set forth in the certificate contemplated in the first sentence of this Section 9.1 shall restrict Buyer's right to terminate this Agreement if any representation or warranty of Stockholders or Company is inaccurate as of the Closing Date; provided, however, that if Parent and Buyer close on the transactions contemplated by this Agreement after receipt of a certificate containing discrepancies between the representations and warranties provided in this Agreement and the contents of the certificate, the representations and warranties in this Agreement shall thereby be modified to conform to the contents of the certificate.

      9.2 COVENANTS. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Stockholders and Company on or before the Closing Date shall have been duly complied with and performed.

      9.3 NO ADVERSE PROCEEDING. No action or proceeding before a court or any other governmental agency or body shall have been instituted or, to the best of Buyer's knowledge, threatened to restrain or prohibit any of the transactions contemplated by this Agreement, and no governmental agency or body shall have taken any other action or made any request of Buyer as a result of which the management of Buyer deems it inadvisable to proceed with the transactions hereunder.

      9.4 GENERAL RELEASE. Stockholders shall have delivered to Buyer an instrument dated the Closing Date releasing Company, Parent and Buyer from any and all claims of Stockholders against Company, Parent and Buyer arising out of events which occurred prior to the Closing (but not including any claims pursuant to this Agreement).

      9.5 CONSENTS. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Company or Stockholders shall have been obtained and made.

      9.6 RESIGNATIONS. Each officer and director of Company shall have delivered to Buyer their written resignation.

      9.7 GOOD STANDING CERTIFICATES. Stockholders shall have delivered to Buyer certificates, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the appropriate governmental authority or authorities showing that Company is in good standing in its state of incorporation.

      9.8 UPDATED AGREEMENTS. Stockholders shall have delivered to Buyer a schedule (Schedule 9.8) dated the Closing Date, listing all agreements entered into by Company since the date of Schedule 5.12, which new agreements must have been determined to be acceptable to Buyer.

      9.9 NONCOMPETITION AGREEMENTS. The Noncompetition Agreements shall have been executed and delivered by all parties thereto at the Closing.

      9.10 DELIVERY OF COMPANY STOCK. Stockholders shall have delivered to Buyer certificates representing all Company Stock, duly endorsed in blank by Stockholders or accompanied by stock powers duly executed in blank and with all necessary transfer tax and other revenue stamps affixed and cancelled at Stockholders's expense, none of which certificates shall bear any restrictive legend other than those related to compliance with the Act.

      9.11 ENVIRONMENTAL REVIEW. Buyer, through its authorized representatives, must have completed a review (including, without limitation, all testing, inspections and other procedures, review of existing files of, and discussions with, governmental agencies and officials having jurisdiction over Company) and the environmental and land use practices, procedures, operations and activities of Company; the results of which review, without limiting the generality of the foregoing, reflects compliance with all Applicable Laws governing the operations of Company, discloses no actual or probable violations, compliance problems, required capital expenditures or other substantive environmental, land use or real estate related concerns and are otherwise satisfactory in all respects to Buyer in its sole discretion.

      9.12 TRANSFERABILITY OF PERMITS. Buyer shall have determined, in its sole discretion, that prior to, or as a result of, this transaction, all of the permits required for the operation of the Business have been transferred to Buyer or can be transferred to Buyer and all consents required by Applicable Laws for Buyer's use of such permits after Closing have been obtained.

      9.13 GENERAL. All actions taken by Stockholders and Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

10. POST CLOSING COVENANTS.

      10.1 TAXES. (i) Stockholders irrevocably agree to indemnify Buyer against, and to hold Buyer harmless from:

                  (a) any and all federal, state, local, and other taxes of
            Company not provided for in the Closing Balance Sheet arising from the audit, examination, review or other adjustment of tax liabilities made pursuant to applicable law by appropriate governmental agencies for periods ending prior to the Closing Date; and

                  (b) any and all taxes, interest, penalties, additions to tax
            (or additional amounts imposed with respect to any such interest, penalties, or additions to tax) imposed with respect to any federal, state, local, or other taxes of Company for periods ending before the Closing Date.

            (ii) Stockholders agree that they shall be responsible, at their sole expense, for the preparation of Company's federal, state, local and other income and franchise tax returns required by Applicable Law for the short tax period beginning January 1, 1998 and ending on the Closing Date. Buyer agrees to cooperate with Stockholders in the preparation of and cause the Company to execute such returns. Stockholders further agree that they shall pay all taxes (including all penalties and interest, if any) due for such tax period not provided for in the Closing Balance Sheet. Prior to filing the returns provided for in this paragraph, Stockholders agree to allow Buyer 10 business days to review and comment upon such returns, approval of which will not unreasonably be withheld.

      10.2 CLOSING DATE ACTIONS. Except as contemplated by this Agreement, Buyer and Stockholders mutually agree that they shall not, and shall cause Company not to, engage in an transaction outside the normal course of business on the Closing Date.

      10.3 FURTHER ASSURANCE. From time to time on and after the Closing and without further consideration, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Stockholders, also without further consideration but also without cost, agree to reasonably cooperate with Buyer and to use their reasonable efforts to have the present officers and employees of Company cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Stockholders acknowledge and agree that, from and after the Closing, Buyer shall be entitled to possession of all documents, books, records (including tax records), agreements and financial and operating data of any sort of Company. Buyer shall provide Stockholder access to the records of the Company after Closing.

      10.4 TRANSITION. Stockholders will not take any action that is designed or intended to have the effect of discouraging any customer or business associate of Company from maintaining the same business relationships with the Company after the Closing that it maintained with Company before the Closing. Stockholders will refer all customer inquiries relating to the Business to Company or Buyer from and after the Closing.

      10.5 RELEASE OF PERSONAL GUARANTIES. Buyer agrees to use its reasonable efforts to have each of the Stockholders released, as promptly as possible but no later than 30 days after the Closing Date, from any personal obligations entered into by such Stockholder in connection with Debt that is not paid in full at the Closing. Parent shall indemnify, defend and hold harmless Stockholders for any loss or other matter suffered as a result of such personal guaranties prior to release. If Buyer cannot obtain a release within 60 days, Buyer will pay off the underlying obligation in full.

      10.6 FINANCIAL ASSURANCE. Promptly after the Closing Date, but no later than 90 days after the Closing Date, Buyer will replace the current bonding by Company (which is in the form of bonds) with financial assurance of Buyer acceptable to the State of New York. Parent shall indemnify, defend and hold harmless Stockholders and their spouses for any loss or other matter suffered as a result of such financial assurances prior to release.

      10.7 SECURITIES INDEMNITY. For a period ending on the second anniversary of the Closing Date, Parent will indemnify each Stockholder or transferee of Parent Stock in a private transaction (each a "Holder"), and each person controlling such Holder within the meaning of Section 15 of the Securities Act of 1933 (the "Securities Act"), against all actual out-of-pocket expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration or qualification of Parent Stock or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, unless any such statement or omission was made in reliance upon, and in conformity with, written information furnished to the Parent by such Holder; or any violation or any alleged violation by Parent of any rule or regulation promulgated under the Securities Act or the Securities Exchange Act of 1934 (the "Exchange Act") or any state securities law applicable to Parent in connection with any registration or qualification of Parent Stock, and Parent will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, for any legal and any other actual out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred. Parent shall not be liable to indemnify any Holder with respect to any claims made against any Holder unless such Holder shall have notified Parent in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Holder. Parent will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, and if, Parent elects to assume the defense, such defense shall be conducted by counsel chosen by it. In the event Parent elects to assume the defense of any such suit and retain such counsel, Holder may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) Parent shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include such Holder and Parent and such Holder have been advised by counsel that one or more legal defenses may be available to such Holder which may not be available to Parent, in which case Parent shall not be entitled to assume the defense of such suit notwithstanding their obligation to bear the fees and expenses of such counsel. Parent shall not be liable to indemnify any person for any settlement of any such claim effected without Parent's written consent. Parent shall not without the prior written consent of such Holder effect any settlement of any pending or threatened proceeding in respect of which any Holder is or could have been a party and indemnity could have been sought hereunder by such Holder, unless such settlement includes an unconditional release of such Holder from all liability on claims that are the subject matter of such proceeding.

      10.8 RULE 144 REPORTING. With a view to making available the exemption provided by Rule 144 under the Securities Act, which may at any time permit the sale of the Parent Stock to the public without registration in accordance with such exemption, Parent agrees to:

            (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times.

            (b) File with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act; and

            (c) So long as a Holder owns any Parent Stock, to furnish to the Holder forthwith upon request a written statement by Parent as to its compliance with the reporting requirements of Rule 144 and of the Exchange Act, a copy of the most recent annual or quarterly report of Parent, and such other reports and documents of Parent and other information in the possession of or reasonably obtainable by Parent as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

      10.9 NO SECTION 338 ELECTION. Neither Buyer nor Parent nor the Company shall make any election or deemed election under Section 338 of the Code, or without the consent of Stockholders, under Section 338(h)(10) of the Code with respect to the transactions contemplated by this Agreement. Buyer, Parent and Stockholders agree that, for all tax purposes, none of them shall treat the transactions contemplated by this Agreement as anything other than a sale by Stockholders of all issued and outstanding capital stock of the Company.

      10.10 SURVIVAL. The covenants in this Article 10 shall survive the Closing.

11. FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON STOCK.

      11.1 REGISTERED STOCK. Parent represents and warrants to Stockholders that all of the shares of Parent Stock to be delivered to Stockholders pursuant to this Agreement will be registered under the Securities Act prior to delivery to Stockholders and, except for the Contractually Restricted Stock, will be freely transferable under the Securities Act.

      11.2 CONTRACTUAL RESTRICTION. Notwithstanding the above, Stockholders agree to not sell or transfer the Parent Stock described in Section 2.1 for the applicable time periods set forth therein (the "Contractually Restricted Stock").

      11.3  CONTRACTUAL RESTRICTION LEGEND.

            (a) All one year Contractually Restricted Stock shall bear the following legend:

      THE SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED HEREBY HAS BEEN CONTRACTUALLY RESTRICTED. THE HOLDER AGREES THAT SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF U S LIQUIDS INC., UNTIL THE EXPIRATION OF SUCH RESTRICTION ON APRIL ___, 1999.

            (b) All two year Contractually Restricted Stock shall bear the following legend:

      THE SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED HEREBY HAS BEEN CONTRACTUALLY RESTRICTED. THE HOLDER AGREES THAT SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF U S LIQUIDS INC., UNTIL THE EXPIRATION OF SUCH RESTRICTION ON APRIL ___, 2000.

      11.4 GENERAL LEGEND. All Parent Stock shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF RULE 145(D) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH SAID RULE.

      11.5 COMPLIANCE WITH LAW. Stockholders covenant, warrant and represent that none of the shares of Parent Stock will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except in full compliance with the Act and the rules and regulations promulgated thereunder.

12. INDEMNIFICATION.

      12.1 INDEMNIFICATION BY STOCKHOLDERS AND COMPANY. Company and each Stockholder agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and expenses of investigation) (collectively, "Damages") incurred as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Company or any Stockholder (including, without limitation, those relating to Company's environmental compliance), set forth herein or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Stockholders or Company made in this Agreement; (c) the matters set forth in
Section 10.1; or (d) if true, any claim by a third party that would mean that a condition for indemnification set forth in subsections (a) through (c) of this
Section 12.1 had been satisfied.

      12.2 INDEMNIFICATION BY BUYER. Parent and Buyer each agrees that it will indemnify, defend, protect and hold harmless Stockholders, their respective heirs, executors and personal representatives, from and against all Damages incurred by Stockholders as a result of or incident to:

(i) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Schedules or certificates attached hereto or delivered pursuant hereto by Buyer; (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer or Parent made in this Agreement; incident to operations by Buyer and Parent after the Closing Date; and (iv) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections
(i) or (ii) of this Section 12.2 had been satisfied.

      12.3 CALCULATION OF DAMAGES. The rights of an Indemnified Party (as hereinafter defined) to indemnification and payment under Sections 10.1, 12.1 and 12.2 and the amount of any Damages incurred by an Indemnified Party shall be reduced where the issue giving rise to any such Damages was provided or reserved for in the Closing Balance Sheet or gave rise to the payment of a post-closing adjustment amount as described in Section 2.4, by the amount of such reserve or payment.

      12.4 TIME LIMITATIONS. If the Closing occurs, no party will have no liability (for indemnification under Section 12.1 or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Section 5.2 and
Section 5.18, unless on or before the date two years after the Closing Date an Indemnified Party notifies an Indemnifying Party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Indemnified Party. A claim for indemnification under Section 12.1 with respect to Section 5.2 and Section 5.18 or any covenant or obligation not to be performed and complied with prior to the Closing Date, or a claim for indemnification under Section 10.1, may be made at any time.

      12.5  LIMITATIONS ON AMOUNT OF STOCKHOLDERS' LIABILITY.

            (a) The indemnification obligations set forth in this Agreement shall apply only after the aggregate amount of such obligations exceed $92,000 when combined with the WSE Agreement (as defined in Section 15.15), at which time the indemnification obligations shall be effective only as to such amounts in excess of $92,000 and in shall in no event exceed a maximum of $9,200,000, when combined with the WSE Agreement.

            (b) The aggregate liability (for indemnification or otherwise) of any Stockholder to all Indemnified Parties with respect to the matters described in this Article 12 shall not exceed his proportionate share of the maximum liability described in Section 12.5(a) above, which proportionate share shall be determined based upon the proportionate share of the Restricted Stock received by each Stockholder.

      12.6 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS.

              (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

            (b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim,
      (ii) the Indemnifying Party provides the Indemnified Party with reasonable evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties, and
      (iv) the Indemnifying Party conducts the defense of the Third Party Claim diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.

      12.7 EXCLUSIVE REMEDY. Buyer and Parent acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 12. In furtherance of the foregoing, Buyer and Parent hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action they may have against the Stockholders relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise.

      12.8 DELIVERY OF CONTRACTUALLY RESTRICTED STOCK TO SATISFY OBLIGATIONS OF STOCKHOLDERS. Any Stockholder may, at the option of such Stockholder, deliver Contractually Restricted Stock owned by such Stockholder to an Indemnified Party to satisfy the liability of such Stockholder for Damages under this Article 12. The value of any Contractually Restricted Stock delivered pursuant to this
Section 12.8 shall equal the market value of the Parent Stock as of the date of payment.

13. TERMINATION OF AGREEMENT.

      13.1 TERMINATION BY BUYER. Buyer, by notice in the manner hereinafter provided on or before the Closing Date, may terminate this Agreement in the event of a breach by Stockholders or Company in the observance or in the due and timely performance of any of the agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

      13.2 TERMINATION BY STOCKHOLDERS. Stockholders may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement in the event of a breach by Buyer in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

      14.1 NONDISCLOSURE BY STOCKHOLDERS. Stockholders recognize and acknowledge that they have in the past, currently has, and in the future may possibly have, access to certain confidential information of Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company and its businesses. Stockholders agree that, except as may be required by Applicable Laws or other legal process or in the course of their future employment by Company, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Parent unless such information becomes known to the public generally through no fault of Stockholders. In the case of a disclosure required by Applicable Laws or other legal process, Stockholders shall make no disclosure without prior written notice to Parent. In the event of a breach or threatened breach by Stockholders of the provisions of this Section, Parent shall be entitled to an injunction restraining Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Parent from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the Closing.

      14.2 NONDISCLOSURE BY PARENT. Parent recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company and its businesses. Parent agrees that, except as may be required by Applicable Laws or other legal process, it will not disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without Stockholders's prior written consent. In the case of a disclosure required by Applicable Laws or other legal process, Parent shall make no disclosure without prior written notice to Stockholders. In the event of a breach or threatened breach by Parent of the provisions of this Section, Stockholders shall be entitled to an injunction restraining Parent from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Stockholders from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

15. GENERAL.

      15.1 ASSIGNMENT; BINDING EFFECT; AMENDMENT. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law or to the transferee of Parent Stock in a private transaction among family members or otherwise for estate planning purposes) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the corporate parties hereto, and the respective heirs and legal representatives of Stockholders. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

      15.2 ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

      15.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

      15.4 NO BROKERS. Company and Stockholders represent and warrant to Buyer and Buyer represents to Stockholders and Company that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

      15.5 EXPENSES OF TRANSACTION. Whether or not the transactions herein contemplated shall be consummated: (i) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement; and (ii) Stockholders or the Company will pay personally the fees, expenses and disbursements of Stockholders and Company and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Stockholders and Company under this Agreement. All such fees, expenses and disbursements of Stockholders and Company shall be paid by Stockholders prior to the Closing so as not to become an obligation of Buyer or shall be included as a current liability for purposes of the calculation of Actual Net Working Capital set forth in Section 2.4 of the WSE Agreement. Stockholders represents and warrants to Buyer that Stockholders has relied on his own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby.

      15.6 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

            (a)   If to Buyer, addressed to it at:

                  U S Liquids Inc.
                  411 N. Sam Houston Parkway East
                  Houston, TX 77060
                  ATTN:  W. Gregory Orr
                  with a copy to:

                  U S Liquids Inc.
                  411 N. Sam Houston Parkway East
                  Houston, TX 77060
                  ATTN:  David Turkal

                  and a copy to:

                  Elaine A. Chotlos, Esq.
                  Baker & Hostetler LLP
                  3200 National City Center
                  1900 E. 9th Street
                  Cleveland, OH 44114-3485

            (b) If to Stockholders, addressed to them at:

                  C. Wesley Gregory III
                  1160 Lake Road
                  Webster, NY 14580

                  C. Wesley Gregory, Jr.
                  56 Moorland Road
                  Falmouth, MA 02540

                  Donald E. Gordon

                  4 Reservoir Circle, Suite 105
                  Baltimore, MD 21208

                  in each case with a copy to:

                  Gunther K. Buerman, Esq.
                  Harris Beach & Wilcox LLP
                  130 East Main Street
                  Rochester, NY 14604

Notice shall be deemed given and effective the day personally delivered (if delivered during normal business hours on a business day, or on the next business day if not so delivered), the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

      15.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      15.8 APPOINTMENT OF AGENT. Stockholders agrees to maintain an agent in the State of New York to accept and acknowledge service of process for any New York proceedings. Each Stockholder initially hereby appoints Gunther K. Buerman, Esq., Harris Beach & Wilcox LLP, 130 East Main Street, Rochester, NY 14604, as such agent and agrees to notify Buyer in the manner set forth in Section 15.8 of any change in agent. Each party agrees that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered to the address provided in Section 15.8 for such party, in the manner prescribed in such Section.

      15.9 NO WAIVER. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

      15.10 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

      15.11 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      15.12 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      15.13 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including, without limitation. The parties intend that representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

      15.14 STANDSTILL AGREEMENT. Unless and until this Agreement is terminated pursuant to Article 13 hereof without the Closing having taken place, Stockholders will not directly or indirectly solicit offers for Company Stock or the assets of Company or a merger or consolidation involving Company from, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring Company by merger, consolidation or other combination or acquiring any of Company's assets; nor will they permit Company to do any of the foregoing.

      15.15 CONTEMPORANEOUS TRANSACTION REGARDING WASTE STREAM ENVIRONMENTAL, INC. Stockholders, Parent and Buyer are contemporaneously with the execution and delivery of this Agreement, entering into a Stock Purchase Agreement (the "WSE Agreement") providing for the sale of all the capital stock of WSE. For the purpose of this Agreement, matters shall be deemed material to the Company or the Business only if they are material to the Company and WSE taken as a whole or to the Business and the business of WSE taken as a whole.

      15.16 SCHEDULES. The disclosures on any Schedule to this Agreement shall be deemed disclosed for purposes of all Sections of and Schedules to this Agreement to the extent that the relevance to such additional Section and/or Schedule would be understood by a reasonable person familiar with this Agreement and the Company reading the Schedules. The Balance Sheet and other historical financial statements of the Company as of and for the year ended December 31, 1997 (including the notes thereto) are also incorporated by reference in all Schedules. All matters set forth in such historical financial statements shall be deemed disclosed for purposes of all Sections of and Schedules to this Agreement to the extent that the relevance to such Section and/or Schedule would be understood by a reasonable person familiar with this Agreement and the Company reading such historical financial statements. The mere inclusion of a matter on any Schedule shall not be deemed an admission by any Stockholder that such matter (or any other matter of equal magnitude) represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change. All matters referred to on the Schedules to the WSE Agreement shall be deemed disclosed on the identically numbered Schedule to this Agreement.

               [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    U S LIQUIDS NORTHEAST, INC.


                                    By:/s/ Glenn Pratt
                                    Its: Vice President of U.S. Liquids
                                         Northeast


                                    U S LIQUIDS INC.


                                    By: /s/ Glenn Pratt
                                    Its: Authorized Representative


                                    EARTH BLENDS, INC.
                                    (EIN:  _____________)


                                    By:
                                    Its:

                                    /s/ C. Wesley Gregory III
                                    ------------------------------
                                    C. Wesley Gregory III
                                    (SSN:  ###-##-####)

                                    /s/ C. Wesley Gregory III
                                    ------------------------------
                                    C. Wesley Gregory, Jr.
                                    (SSN:  ###-##-####)

                                    /s/ Donald E. Gordon
                                    ------------------------------
                                    Donald E. Gordon

                                    (SSN:  ###-##-####)